Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated July 16, 2007, accompanying the financial statements of Jo-Ann Stores, Inc. 401(k) Savings Plan included on Form 11-K for the year ended December 31, 2006 (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans). We hereby consent to the incorporation by reference of said report in the previously filed Registration Statements on Form S-8 (File No. 333-55280, effective February 9, 2001 and File No. 333-137187, effective September 8, 2006).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
July 16, 2007